SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC  20549



                          FORM 8-K


                   Current Report Pursuant
                to Section 13 or 15(d) of the
               Securities Exchange Act of 1934


     Date of report (Date of earliest event reported)
                       June 30, 1995

                        CENCOR, INC.
   (Exact Name of Registrant as Specified in Its Charter)

                          Delaware
       (State or Other Jurisdiction of Incorporation)

   0-3417                              43-0914033
 (Commission File Number)  (I.R.S. Employer Identification No.)

      1100 Main Street, City Center Square, Suite 2350
      P.O. Box 26098, Kansas City, Missouri  64196-6098
     (Address of Principal Executive Offices) (Zip Code)

                       (816) 221-9744
    (Registrant's Telephone Number, Including Area Code)

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Item 2  Acquisition or Disposition of Assets

     On June 30, 1995, Century Acceptance Corporation ("Centu-ry"), the sole operating subsidiary of CenCor, Inc. ("CenCor"), consummated the sale of its consumer finance business to Fidelity Acceptance Corporation, a subsidiary of the Bank of Boston Corporation.

     Under the sale, which was effective as of July 1, 1995, Century received $128.5 million for substantially all of its assets, including its $110 million loan portfolio. As part of the transaction, $5 million of the sale proceeds were placed in escrow to secure certain indemnification obligations of Century and CenCor to the buyer that run through July 1, 1998.

     Based on the terms of an earlier agreement between Century and its secured lenders, the sale also resulted in Century achieving certain concessions from these lenders. Century was able to redeem all of its outstanding secured notes held by the lenders for a purchase price equal to the principal amount of the secured notes (approximately $100 million) together with interest, but without the payment of substantial prepayment premiums payable under the secured notes. The lenders were also required to surrender for cancellation outstanding warrants which allowed them to acquire up to 30% of Century.

     As a result of its 1993 debt restructuring, CenCor currently has outstanding non-interest bearing debt consisting of approximately $17.2 million in notes and $11.5 million in convertible notes due July 1, 1999. The convertible notes are now, by their terms, convertible at CenCor's option into shares of common stock of CenCor. Assuming the transaction had taken place on March 31, 1995 and CenCor and Century liquidated at that time, CenCor would have had a liquidation value of approximately $6 million ($3.30 per share), after giving effect to the conversion of the convertible notes to equity.

     It is unlikely that CenCor will liquidate prior to July 1998. Further, CenCor's liquidation value at the time of liquidation may be significantly reduced from the March 31, 1995 pro forma amount as a result of claims arising from indemnification obligations to the buyer or as the result of other factors, such as unexpected tax liabilities. Conversely, the actual liquidation amount may be significantly increased as a result of CenCor's ownership of securities issued by ConCorde Career College and CenCor's ability to obtain settlements or awards arising from its claims against others.

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     Bank of Boston Corporation, which has its securities
listed on the New York and Boston stock exchanges, is a New
England-based global bank with assets of $43.5 billion.
Fidelity Acceptance Corporation is a 66-year old consumer finance company with 139 offices in 26 states.


Item 7  Financial Statements and Exhibits.

     (c) The following exhibit is filed as part of this current report on Form 8-K.

     Exhibit Number           Description
          99                  Press Release dated June 30,
                              1995 announcing agreement to
                              sell business.

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                         SIGNATURES


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report as amended to be signed on its behalf by the undersigned hereunto duly authorized.



                                  CenCor, Inc.
                                  (Registrant)


Date    July 17, 1995         By  /s/ Jack L. Brozman
                                    Signature)
                                  Jack L. Brozman, President